Exhibit 99.1

Contacts:	Frederick M. Green, President and Chief Executive Officer Phone: (763) 592-1900 Donald L. Henry, Vice President and Chief Financial Officer

Phone: (763) 592-1900

Ault Incorporated Announces Sale of Subsidiary

Ault Reports Sale of its Korea Subsidiary

Strategic Focus On Higher Margin Markets

MINNEAPOLIS — May 19, 2005 — Ault, Incorporated (Nasdaq NMS: AULT) reported today that it has sold its Ault Korea subsidiary to JEC Korea Co., Ltd. for $3.8 million.  The transaction will have a book value loss of approximately $700,000.  The agreement includes the receipt of $1.5 million in cash and $2.3 million in a secured note.  The sale includes all assets and liabilities of Ault Korea Corporation and the use of the “Ault Korea” name in Korea for a period of three years.

As part of the terms of the agreement, JEC Korea will sell power conversion products only in Korea.  Ault Incorporated and JEC Korea have also agreed to continue a sub-contractor partnership.  This relationship involves Ault manufacturing for JEC and JEC manufacturing product for Ault.

Ault is a leading manufacturer of power conversion products headquartered in North America.  The Company is a major supplier to original equipment manufacturers of wireless and wire line communications infrastructure, computer peripherals and handheld devices, medical equipment, industrial equipment and printing/scanning equipment.

JEC Korea Co. Ltd., a manufacturer of power conversion products, is headquartered in South Korea with manufacturing operations in Korea and the People’s Republic of China.

Statements regarding Ault’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause results or developments to differ significantly from those indicated in the forward-looking statements.  These include, but are not limited to: market conditions in the global electronics industry, buying patterns of major customers, competitive products and technologies, the ability to control expense growth, and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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